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                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     Amendment dated June 26, 1998 ("Amendment") to the Preferred Shares Rights Agreement ("Agreement"), dated as of May 1, 1996, between Broderbund Software, Inc., a Delaware corporation (the "Company"), and Harris Trust Company of California, a California corporation (the "Rights Agent"), the successor to Chemical Mellon Shareholder Services, L.L.C., as Rights Agent.

     Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

     The Agreement is hereby amended as follows:

     1. Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of The Learning Company, Inc. ("Parent"), its subsidiaries, Affiliates or Associates, including TLC Merger Corp., is an Acquiring Person pursuant to this Agreement solely by virtue of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their execution of the Agreement and Plan of Merger dated June 21, 1998 among Parent, TLC Merger Corp. and the Company (the "Merger Agreement"), the consummation of the Merger (as defined in the Merger Agreement), or any other transaction contemplated by the Merger Agreement.

     2. Section 1(i) shall be amended by inserting the following at the end of Section 1(i):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

     3. Section 1(v) shall be amended by inserting the following at the end of Section 1(v):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

     4. Section 1(z) shall be amended by inserting the following at the end of Section 1(z):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

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     5.   This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. As amended hereby, the Agreement shall remain in full force and effect.

     Entered into as of the date first written above,


                              BRODERBUND SOFTWARE, INC.



                              By:   /s/ Joe Durrett
                                  --------------------------------
                                   Joe Durrett, President


                              Attest:   /s/ Tom Marcus
                                      --------------------------------
                                        Tom Marcus, General Counsel


                              HARRIS TRUST COMPANY OF CALIFORNIA, a California corporation as Rights Agent



                              By:  /s/ Esther Cervantes
                                  --------------------------------
                              Name: Esther Cervantes
                              Title:  Vice President